UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 19, 2020

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction

of Incorporation)

1-36214	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of Principal Executive Offices)	(Zip Code)

(508) 263-2900

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	HOLX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Executive Officer Retirement. On August 19, 2020, Hologic, Inc. (the “Company”) announced that Peter J. Valenti, III, President of the Company’s Breast and Skeletal Health Division, will be retiring, effective December 31, 2020. From September 27, 2020 through his retirement on December 31, 2020, Mr. Valenti will not serve as President of the Company’s Breast and Skeletal Health division, but will remain with the Company in the role of Senior Advisor to the Chief Executive Officer to assist with transition to the new leadership structure.

(e) Executive Retirement Agreement. In connection with Mr. Valenti’s retirement, he and the Company entered into a Retirement and Separation Agreement (the “Retirement Agreement”), dated August 25, 2020. A summary of the material terms and conditions of the Retirement Agreement is set forth below. The below description of the Retirement Agreement does not purport to be complete and it is qualified in its entirety by reference to the Retirement Agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein in its entirety by reference.

Under the terms of the Retirement Agreement, until December 31, 2020 (the “Retirement Date”), Mr. Valenti (i) will continue to receive his base salary; and (ii) will be entitled to continue to participate in any and all retirement, medical, dental, life insurance and other employee benefit plans in which he participated as of the date of the Retirement Agreement.

Following the Retirement Date and subject to Mr. Valenti executing and not revoking a general release of all claims in favor of the Company, Mr. Valenti will be entitled to receive the following benefits, which correspond to the severance benefits he otherwise would have been entitled to receive under his existing Severance Agreement dated May 26, 2014: (i) continued payment of his base salary for fifteen (15) months following the Retirement Date; and (ii) an additional cash payment equal to the average of his annual bonus paid for the prior three fiscal years, pro-rated for the time worked in fiscal 2021 through the Retirement Date, payable in a lump-sum. He will also be entitled to receive a cash payment in lieu of health benefit continuation for twelve (12) months following the Retirement Date, payable in a lump sum. Pursuant to the Retirement Agreement, Mr. Valenti’s outstanding equity awards will remain outstanding and continue to vest and be exercisable subject to and in accordance with their respective terms as if Mr. Valenti were “retirement eligible” under the existing terms of the applicable award agreements, except that the performance share units, to the extent earned, will not be subject to pro-ration. In addition, Mr. Valenti’s outstanding unvested balance under the Company’s Amended and Restated Deferred Compensation Program will vest in full on the Retirement Date. The Retirement Agreement provides that Mr. Valenti’s existing non-competition agreement will remain in full force and effect in accordance with its existing terms.

Item 8.01	Other Events.

As a result of Mr. Valenti’s planned retirement and the Company’s increasingly deep leadership bench, all positions will be filled with internal promotions, as detailed below:

•	Sean S. Daugherty, currently President of the Company’s Surgical Division, will assume the role of Group President, Breast and Skeletal Health and GYN Surgical

•

Jennifer K. Meade, currently Vice President, Sales and Commercial Excellence for the Company’s Breast and Skeletal Health Division, will assume the role of Division President, Breast and Skeletal Health

•	Essex D. Mitchell, currently Vice President, U.S. Sales and Marketing for the Company’s Surgical Division, will assume the role of Division President, GYN Surgical

•	Erik Anderson, currently Vice President, Global Service Initiative, will assume the role of President, Global Service Initiative, BSH Service and Support

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Retirement and Separation Agreement by and between Hologic, Inc. and Peter J. Valenti, III, dated August 25, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2020	HOLOGIC, INC.

	By:	/s/ John M. Griffin
John M. Griffin
General Counsel